Exhibit 10.4

FORM OF

RPC EQUIPMENT LEASE AGREEMENT

This RPC Equipment Lease Agreement (this “Agreement”) is entered into as of June 26, 2023 (the “Effective Date”) between Viva Wealth Fund I, LLC, a Nevada limited liability company (“Lessor” or the “Company”), and VivaVentures Remediation Corp., a Texas corporation, a wholly-owned subsidiary of Vivakor, Inc., a Nevada corporation (“Lessee”). Lessor and Lessee may sometimes be referred to herein, collectively, as the “Parties” or, individually, as a “Party”.

WHEREAS, prior to the Effective Date, the Lessor, initiated a Reg. D private placement offering (the “Offering”) to raise up to $27,000,000, with the net proceeds dedicated to pay for the manufacture and purchase of up to four Remediation Processing Centers (“RPCs” or “RPC Units” or “RPC Equipment”) and known as RPC4, RPC5, RPC6 and RPC7, utilizing proprietary patented technology, from Vivakor, Inc. (“Vivakor”), or its affiliate;

WHEREAS, the Company is utilizing RPC Design & Manufacturing, LLC (“RDM”), an affiliated company of Vivakor, to manufacture the RPCs;

WHEREAS, prior to the Effective Date, the Company and RPC Design agreed that RPC Design could manufacture one double-capacity RPC in lieu of two separate RPCs;

WHEREAS, the Offering has successfully raised approximately $13,730,000, the Minimum Offering Amount for an initial closing under the terms of the Offering to fund the purchase of a double- capacity RPC Unit for Houston, Texas;

WHEREAS, the Company has sent, or is sending, the net proceeds to RDM to complete the double- capacity RPC, and once completed such RPC Unit will be delivered to the Company, which will then be delivered to the Lessee, and once the Specifications are met, a Certificate of Completion and Acceptance will be delivered;

WHEREAS, upon the delivery of each RPC Unit and receipt of each Certificate of Completion and Acceptance, the terms and conditions of this RPC Equipment Lease Agreement shall become effective as to each individual RPC Unit; and

WHEREAS, Lessor now desires to lease to Lessee and Lessee desires to lease from Lessor the RPC Equipment listed in Schedule 1 pursuant to the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such first Person. For purposes of this definition, the term “control” (and correlative terms) means the right and power, directly or indirectly, to direct or cause the direction of the management and policies of a Person through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the first paragraph herein.

“Applicable Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Bankruptcy Event” means, with respect to a Party, such Party (i) institutes or consents to the institution of any proceeding under any bankruptcy, insolvency, reorganization, winding up or similar Applicable Law relating to the composition or readjustment of debts, (ii) makes an assignment for the benefit of creditors (other than a collateral assignment) or (iii) applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or all or any material part of its property, or the same is appointed without the application or consent of such Party and such appointment continues undischarged or unstayed for 60 days.

“Business Day” means any day, other than a Saturday, Sunday or any holiday generally recognized by the banking institutions in the state where the Work Site is located when the same are not open for business.

“Certificate of Completion and Acceptance” shall have the meaning set forth in Section 6.

“Confidential Information” means this Agreement and any information or material furnished by or on behalf of Lessor, or learned by Lessee or its Representatives, in connection with this Agreement, including the Intellectual Property, whether furnished or learned before, on or after the Effective Date, and regardless of the manner or form in which it is furnished or learned; provided, however, that Confidential Information shall not include information which (i) is or becomes generally available to the public (other than as a result of a disclosure by Lessee or any of its Representatives in breach of this Agreement), (ii) was available to Lessee on a non-confidential basis prior to its disclosure by Lessor, or (iii) becomes available to Lessee on a non-confidential basis from a Person (other than Lessor); provided, that in the case of clauses (ii) and (iii), the source of such information was not known, after reasonable inquiry, by Lessee to be bound by a confidentiality agreement with or other legal obligation of confidentiality to Lessor or its Representatives with respect to such information. This Agreement shall be Confidential Information of Lessor.

“Default” shall have the meaning set forth in Section 8.

“Defaulting Party” shall have the meaning set forth in Section 8.

“Effective Date” shall have the meaning set forth in the first paragraph of this Agreement.

“Excusable Event” means any of the following events and any materially adverse effect caused by or attributable to any of the following events: (i) any change in Applicable Law after the Effective Date; (ii) any breach by Lessee of this Agreement or any negligence or willful misconduct of any Lessee Party; (iii) any required remediation or removal of a Lessee Hazardous Material caused by the acts or omissions of any Person (other than any Lessor Party); (iv) any act or omission of any Lessee’s personnel at the Work Site; (v) any Person’s interference with the performance of the Equipment Removal or the Maintenance at the Work Site (except to the extent caused by any Lessor Party or by any breach of this Agreement by any Lessor Party); (vi) any deficient conditions in the Work Site; (vii) loss of the Equipment arising after risk of loss has passed to Lessee in accordance with Section 5 (unless, in either case, caused by the acts or omissions of, or breach of this Agreement, including any warranty, by any Lessor Party) or (viii) any valid exercise by Lessor of any right to suspend its obligations under this Agreement.

“Force Majeure” means any event or occurrence beyond the reasonable control of the claiming Party that prevents in whole or in part the performance by such Party of any obligation under this Agreement, including, but not limited to, acts of God, strikes, lockouts or other industrial disturbances; acts of Governmental Authorities or the public enemy; wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, explosions or other casualty, hurricanes, hurricane warnings, storms, floods, washouts and arrest and restraints of government (federal, state, local, civil or military) or of people.

“Governmental Authority” means (i) any international, foreign, federal, state, county, district, provincial or municipal government or political subdivision thereof, (ii) any legislature or court or judicial body, (iii) any authority, agency, tribunal, commission, board or department connected to any such entities or institutions exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government or (iv) any arbitrator, in each case, to the extent having jurisdiction over the Equipment, the Equipment Removal, the Maintenance, the Work Site or either Party.

“Hazardous Materials” means (i) any substance that is listed, defined, designated or classified under any Applicable Law that is regulated (a) for the protection of the environment, (a) as a hazardous material, substance, constituent or waste, (b) as a toxic material, substance, constituent or waste, (c) as a radioactive material, substance, constituent or waste, (d) as a dangerous material, substance, constituent or waste, (e) as a pollutant, (f) as a contaminant or (g) as a special waste or (ii) any petroleum, petroleum product, radioactive matter, polychlorinated biphenyl, pesticide, asbestos or asbestos-containing material.

“Indemnified Party” shall have the meaning set forth in Section 10.

“Indemnifying Party” shall have the meaning set forth in Section 10.

“Intellectual Property” means any intellectual property right worldwide arising under statutory or common law, whether or not perfected, including any (i) patent, patent application or patent right, (ii) right associated with works of authorship, including any copyright, copyright application or copyright registration, (iii) right relating to the protection of any Trade Secret or trademark, (iv) other proprietary right relating to intangible property, (v) division, continuation, renewal, reissue or extension of the foregoing (as applicable) now existing or hereafter filed, issued or acquired, (vi) operating system, including software, (vii) processes, including for the manufacture of equipment and extraction of resources, (viii) goodwill associated with any of the foregoing and (ix) improvements associated with any of the foregoing.

“Intellectual Property Claim” means a Third-Party Claim for unauthorized disclosure or use of any Intellectual Property that is directly due to the Equipment provided by Lessor under this Agreement; provided, however, that Intellectual Property Claim shall not include (i) any Loss that results from Lessor following any written instruction or design prepared by Lessee, (ii) any use, incorporation or installation of any equipment not furnished or authorized by Lessor, (iii) any Person’s (other than any Lessor Party’s) modification or variation of any of the Equipment, (iv) any combination of the Equipment with any equipment or work provided or performed by any Person other than, or authorized by, any Lessor Party or (v) any operation of the Equipment not in accordance with the Lessor Equipment Instructions.

“Lease Term” shall have the meaning set forth in Section 2.2.

“Lease Termination Date” shall have the meaning set forth in Section 2.2.

“Lessee” shall have the meaning set forth in the first paragraph of this Agreement.

“Lessee Hazardous Materials” shall have the meaning set forth in Section 4.6.

“Lessee Party” means Lessee and its respective Representatives.

“Lessor” shall have the meaning set forth in the first paragraph of this Agreement.

“Lessor RPC Equipment Instructions” means the operation and maintenance manual for the Equipment, containing measures necessary to operate, maintain and shut down the RPC Equipment.

“Lessor Hazardous Materials” shall have the meaning set forth in Section 3.5.

“Lessor Party” means Lessor and each of its Representatives.

“Loss” means any liability, damage, loss, cost, expense, claim, award or judgment (including third- party or intra-party claims, reasonable fees or expenses of attorneys, consultants, accountants or other agents or experts, and costs of investigation, monitoring or settlement).

“Maintenance” shall have the meaning set forth in Section 2.5.

“Oil Sale Reserve” shall have the meaning set forth in Section 2.3.2.

“Oil Sale Threshold” shall have the meaning set forth in Section 2.3.2.

“Original Value” means $11,800,000.

“Party” and “Parties” are defined in the first paragraph of this Agreement.

“Person” means any individual, corporation, limited liability company, company, partnership, joint venture, trust or enterprise, entity or unincorporated organization under a Governmental Authority.

“Rental Amount” shall have the meaning set forth in Section 2.3.2.

“Representatives” means, with respect to a Person, such Person’s, principals, directors, officers, employees, accountants, counsel, financial advisors and other advisors, subcontractors, agents, consultants and representatives, together with such Person’s Affiliates and such Affiliates’ principals, directors, officers, employees, accountants, counsel, financial advisors and other advisors, agents, consultants and representatives.

“RPC Equipment” means up to four single-capacity Vivakor Remediation Processing Centers or two double-capacity (“RPCs” or “RPC Units”), which are custom oil sand extraction machines manufactured by RDM in accordance with the Specifications.

“RPC Equipment Completion” means the Equipment operates according to the Specifications and is ready for operation by Lessee, memorialized by the finalized Certificate of Completion and Acceptance.

“RPC Equipment Completion Date” means the date of the finalized Certificate of Completion and Acceptance.

“RPC Equipment Removal” means Lessor’s loading and packaging of the Equipment at the Work Site and the removal of the Equipment from the Work Site.

“Specifications” means the “RPC Equipment Specifications” as set forth in Exhibit A.

“Tax” means any federal, state, local or foreign tax or other governmental charge, fee, levy or assessment of whatever kind or nature, including all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, premium, recording, documentary, transfer, backup withholding, turnover, net asset, capital gains, value added, estimated, ad valorem, payroll and employee withholding, stamp, customs, occupation or similar taxes and any social charges or contributions together with any interest, additions or penalties with respect to the foregoing.

“Third Party” means a Person that is not a Party or an Affiliate of (i) either Party or (ii) any Affiliate of a Party.

“Third-Party Claim” shall have the meaning set forth in Section 10.3.

“Trade Secrets” means trade secrets, as defined by Applicable Law, including confidential computer programs, software, know how, designs, processes, procedures, equipment, data, reports, product specifications, formulas, improvements, on-line terminal designs, software applications and specialized knowledge, whether or not protectable by patent, trademark, copyright, or other any other proprietary right relating to intangible property.

“Work Site” means Lessee’s site upon which the Equipment is to be operated and removed, as further described on Exhibit B.

“Work Site Sufficiency Conditions” means the Work Site is in a sufficient condition for Lessor to achieve RPC Equipment Completion and perform the Maintenance and the RPC Equipment Removal, as applicable, as reasonably determined by Lessor.

2. Lease.

2.1 Lessor agrees to lease to Lessee and Lessee agrees to lease from Lessor the RPC Equipment listed in Schedule 1 pursuant to the terms set forth in this Agreement.

2.2 The lease term (the “Lease Term”) shall (i) commence on the RPC Equipment Completion Date for theRPC and (ii) conclude five years from the RPC Equipment Completion Date (the “Lease Termination Date”).

2.3 During the Lease Term, Lessee agrees to pay to Lessor:

2.3.1 A fixed annual rent payment in an amount equal to $400,000 for the RPC Unit leased with the capacity of 40 tons per hour (the “RPC Equipment Fixed Annual Payment”), with the first annual period commencing six months after the RPC Equipment Completion Date for the RPC Unit. These payments will be due quarterly. The first quarterly payment will be due 9 months from the RPC Completion date.

2.3.2 To the extent 25% of the gross proceeds from the RPC Equipment’s oil extraction production exceeds the RPC Equipment Fixed Annual Payment in any annual period, then a rent payment in an amount equal to 25% of the gross proceeds from the RPC Equipment’s oil extraction production (the “Rental Amount”) minus the RPC Equipment Fixed Annual Payment (the “Rental Amount”), paid quarterly. Lessor agrees that Lessee shall be entitled to hold oil extraction production of the Equipment in reserves (all such oil, the “Oil Sale Reserves”) and delay sale of the Oil Sale Reserves in the event oil prices decrease below $40 per barrel according to the West Texas Intermediate global benchmark (the “Oil Sale Threshold”). Lessee agrees that Lessee shall (i) hold the Oil Sale Reserves for future sale that shall apply to the Rental Amount, (ii) resume the sale of the Oil Sale Reserves upon the oil price equaling or exceeding the Oil Sale Threshold and (iii) on the Lease Termination Date, either (a) sell the Oil Sale Reserves or (b) deem the Oil Sale Reserves to be sold at a price equal to the West Texas Intermediate global benchmark, and in each case, pay the Rental Amount.

2.4 On the Lease Termination Date, Lessee shall satisfy the Work Site Sufficiency Conditions and give Lessor access to the Work Site at such times that may be reasonably requested by Lessor for the RPC Equipment Removal from the Work Site. The cost of the RPC Equipment Removal shall be at Lessor’s expense. Lessee further agrees to promptly return the Lessor RPC Equipment Instructions and all plans, drawings, specifications, and all other information concerning the RPC Equipment transferred by Lessor to Lessee. Lessee shall also return, delete or destroy any electronic copies of the foregoing.

2.5 During the Lease Term, Lessor shall maintain the RPC Equipment to be (i) free from defects in workmanship and (ii) in conformance to the Specifications (“Maintenance”); provided, however, that Maintenance shall not include any defect, deficiency, loss or damage caused by any abuse, accident, negligence or willful misconduct by any Person (other than any Lessor Party), modification, repair or alteration to the RPC Equipment not authorized by Lessor, normal wear or tear or Force Majeure. If, during the Lease Term, the Equipment requires Maintenance, Lessee shall promptly provide written notice to Lessor. If such written notice is received by Lessor within the Lease Term and Maintenance is required, Lessor shall, at its option, either repair or replace any part of the Equipment that requires Maintenance within 60 calendar days, and, in the event Lessor does not perform such Maintenance within such 60-day period, this Agreement shall be suspended, and Lessee shall not be obligated to perform its obligations hereunder, until Lessor’s performance of such Maintenance. Lessee shall satisfy the Work Site Sufficiency Conditions and give Lessor access to the Work Site at such times that may be reasonably requested by Lessor for the Maintenance.

2.6 Lessor and Lessee hereby confirm their intent that the RPC Equipment remain and be deemed the property of Lessor and title thereto shall remain in Lessor. Lessee may move the RPC Equipment from the Work Site to a different Work Site with written notice to Lessor. Lessor shall have the right to inspect the RPC Equipment during regular business hours.

2.7 Lessee may alter and modify the RPC Equipment; provided, however, unless otherwise agreed upon by the Parties, Lessee (i) shall return the RPC Equipment as though no alteration or modification occurred upon any RPC Equipment Removal, (ii) agrees that such alteration and modification may void Maintenance for the RPC Equipment described herein and (iii) agrees that Lessee waives any right to any Intellectual Property associated with such alteration or modification.

2.8 Lessee may not, without Lessor’s prior written consent, sublease, assign, grant a security interest in, or otherwise transfer all or any part of its rights or obligations under this lease. Under no circumstances shall Lessee permit the RPC Equipment to become subject to any liens or other security interests, including, without limitation (i) liens for Taxes, fees, assessments or other governmental charges or levies, whether or not delinquent and (ii) liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons or entities. Lessee agrees to defend and indemnify Lessor from and against any and all such liens.

2.9 Lessor shall have no obligation to upgrade the RPC Equipment in the event Lessor makes improvements to equipment other than but similar to the RPC Equipment; provided, however Lessor and Lessee may mutually agree for Lessor to make such improvements to the RPC Equipment at the expense of Lessor (and Lessor will retain the ownership rights thereof) and for the Rental Amount to increase as a result of such improvements to the Equipment.

3. Lessor’s Obligations.

3.1 Lessor shall diligently work in order for the Equipment to operate in accordance with the specifications and perform the Maintenance and the RPC Equipment Removal in accordance with Applicable Law and in accordance with this Agreement.

3.2 In each case as required by Applicable Law to be held by any Lessor Party, Lessor shall obtain and maintain all governmental approvals and permits for the Maintenance and the RPC Equipment Removal that are applicable to Lessor, and Lessee will provide such assistance as may be reasonably required for Lessor to obtain such governmental approvals and permits. In the event the permits are obtained, maintained and/or held by the Lessee then the Lessor will reimburse Lessee for such costs.

3.3 Lessor may subcontract any portion of its obligations under this Agreement. Lessor shall cause any subcontractor to comply with the terms of this Agreement and Lessor shall be responsible under this Agreement for any breach of the terms of this Agreement by any such subcontractor as if such breach was performed by Lessor.

3.4 Lessor shall use commercially reasonable efforts to cooperate with Lessee in the performance of the Maintenance and the RPC Equipment Removal, in each case, at the Work Site to minimize any interference with Lessee’s operations at the Work Site.

3.5 Lessor shall not cause any lien arising out of the Maintenance and the RPC Equipment Removal to attach to the Work Site; provided, however, that this subsection shall not limit Lessor’s ability to assert any lien thereon if Lessee does not pay any amount in connection with the Equipment when due in accordance with this Agreement.

3.6 Lessor shall be responsible for the handling, collection, removal, transportation and the disposal of any Hazardous Material brought onto the Work Site by any Lessor Party during the Maintenance and the RPC Equipment Removal (the “Lessor Hazardous Materials”); provided, however, that Lessor Hazardous Materials shall not include any existing Hazardous Material at the Work Site, any Hazardous Material generated by the Work Site or any Hazardous Material incorporated into the RPC Equipment after the RPC Equipment Completion Date by any Person (other than a Lessor Party).

3.7 Lessor shall deliver the Lessor RPC Equipment Instructions to Lessee on the RPC Equipment Completion Date.

3.8 Lessor shall maintain adequate insurance as set forth herein.

4. Lessee Obligations.

4.1 Lessee shall cause the Work Site Sufficiency Conditions to be completed and reasonably cooperate with Lessor in order for Lessor to achieve Equipment Completion and to perform the Maintenance and the RPC Equipment Removal.

4.2 Lessee shall provide Lessor with access to and use of the Work Site as reasonably necessary or advisable for Lessor to perform its obligations under this Agreement (including to achieve Equipment Completion, complete any Maintenance obligations and perform the RPC Equipment Removal). If, due to causes beyond the control of Lessee, Lessor’s access to the Work Site is impeded or delayed, then Lessor shall be entitled to a time extension and any resulting costs or damages to the extent such delayed or impeded access impacts the performance of the Maintenance and the RPC Equipment Removal or Lessor’s performance of this Agreement.

4.3 Lessee shall own (or lease, as applicable), operate and maintain the Work Site or any site that the RPC Equipment is operated in accordance with all Applicable Law, operate the RPC Equipment in accordance with Applicable Law and otherwise perform its obligations hereunder in accordance with Applicable Law. Lessee shall obtain and maintain all governmental approvals required for the ownership (or leasehold, as applicable), operation or maintenance of the Work Site or any site that the RPC Equipment is operated and the operation and performance of the RPC Equipment at the Work Site or any site that the RPC Equipment is operated.

4.4 Lessee shall not infringe (whether directly, contributorily, by inducement or otherwise), misappropriate or violate any Intellectual Property right of Lessor.

4.5 Unless otherwise agreed upon by the Parties, Lessee shall not disclose any Intellectual Property of Lessor regarding the RPC Equipment; provided, however, Lessor hereby agrees that Lessee may disclose such information with Lessor’s written consent in accordance with the terms of this Agreement as is reasonably necessary to any Governmental Authority for purposes of demonstrating that the Equipment, the Maintenance and the Equipment Removal are in compliance with Applicable Laws, including any environmental laws, regulations and standards.

4.6 Lessee shall not materially interfere with Lessor’s performance of the Maintenance and the RPC Equipment Removal at the Work Site and shall otherwise cooperate with Lessor in the performance of the Maintenance and the RPC Equipment Removal. Lessee shall at all times be responsible for the acts and omissions of Lessee’s personnel as if they were the acts or omissions of Lessee.

4.7 Lessee shall be responsible for the handling, collection, removal, transportation and disposal of any Hazardous Material at, on or under or adjacent to the Work Site or any site that the Equipment is operated at any time, other than Lessor Hazardous Materials (“Lessee Hazardous Materials”). If Lessee releases any Lessee Hazardous Material, other than petroleum resources in the daily operations of Lessee, Lessee shall promptly notify Lessor in writing, and Lessee shall take any necessary remedial action to clean up and dispose of such Lessee Hazardous Material.

4.8 Lessee shall promptly notify Lessor of any emergency of which Lessee becomes aware that affects safety or integrity of any person or property from the Equipment, other than known risks. Lessee shall promptly provide Lessor with written notice of any event that could reasonably be expected to adversely affect the RPC Equipment in any material respect.

4.9 During the Lease Term, Lessee shall be solely responsible for the operation of the RPC Equipment except for the Maintenance.

4.10 Lessee shall pay and be responsible for any Tax in connection with, or incident to, the operation of the Equipment (other than income taxes or payroll taxes of Lessor). Lessee shall reimburse Lessor for any such Tax paid by Lessor upon receipt of a valid invoice for same, and shall indemnify Lessor for any Loss incurred by Lessor arising out of any action against Lessor to collect such Tax paid by Lessor on Lessee’s behalf.

4.11 Lessee shall maintain adequate insurance as set forth herein

5. Risk of Loss and Insurance.

5.1 Before the Equipment Completion Date, Lessor has care, custody and control of, and bears the risk of loss with respect to, the RPC Equipment; and Lessee assumes care, custody and control of, and bears the risk of loss with respect to, the RPC Equipment from and after the RPC Equipment Completion Date. Risk of loss of Lessee includes the present value of future rental payments to be paid to Lessor and, in the event of a total loss of the RPC Equipment, the Original Value. Lessee assumes responsibility for, and releases Lessor from, any defect or deficiency in, damage to, or loss of (i) the RPC Equipment arising on or after the RPC Equipment Completion Date and (ii) the Work Site or any other work site used for the operation of the RPC Equipment, unless, in either case, such defect, deficiency, damage or loss is caused by the breach of this Agreement, or the negligent acts or omissions of any Lessor Party occurring at the Work Site.

5.2 Each Party shall maintain the insurance set forth in, and as otherwise comply with, Exhibit C.

6. Completion. Lessor shall deliver to Lessee a certificate substantially in the form of Exhibit D (the “Certificate of Completion and Acceptance”) when Lessor considers that Equipment Completion has occurred, which shall occur no sooner than when the RPC Equipment Specifications have been met for a minimum of seven (7) days. Upon receipt of the Certificate of Completion and Acceptance, Lessee shall promptly, but in no event later than 5 days from the date of receipt of the Certificate of Completion and Acceptance, either: (i) countersign and return the Certificate of Completion and Acceptance, indicating finalization of RPC Equipment Completion; or (ii) if RPC Equipment Completion has not occurred, issue Lessor a written notice stating why RPC Equipment Completion has not occurred. For clarity, RPC Equipment Completion shall not have occurred if the RPC Equipment fails to satisfy the RPC Specifications. If Lessee fails to countersign a Certificate of Completion and Acceptance or issue such notice within such 5-day period, RPC Equipment Completion shall be deemed to have finalized as of the date set forth in the Certificate of Completion and Acceptance. If Lessor timely receives a notice under Section 6 clause (ii) and RPC Equipment Completion has not occurred, Lessor shall promptly take the necessary steps to achieve RPC Equipment Completion (and the procedures set forth under this Section 6 shall be repeated until such time as RPC Equipment Completion has occurred).

7. Intellectual Property. Lessee shall return the Lessor RPC Equipment Instructions, and all copies thereof, to Lessor on the Lease Termination Date. Lessor hereby grants to Lessee a non-transferable, non- sublicensable, non-exclusive, limited license under the Intellectual Property of Lessor (which shall include any Intellectual Property Lessor has a license to that relates to the Equipment) only for the operation of the RPC Equipment in accordance with the Lessor RPC Equipment Instructions. The foregoing license shall cease upon the Lease Termination Date. Lessee acknowledges and agrees that as between Lessor and Lessee, any Intellectual Property contained within, accompanying, or arising from, the RPC Equipment, the Maintenance and the RPC Equipment Removal shall not be owned by Lessee (unless the owner of the Intellectual Property is the Lessee).

8. Default and Limitations on Liability.

8.1 A Party (the “Defaulting Party”) shall be in default under this Agreement (a “Default”) if (i) such Party fails to pay when due any amount required to be paid under this Agreement, and such failure is not cured within 5 days after written notice thereof has been delivered to such Party by the other Party, (ii) such Party breaches any representation, warranty, covenant or agreement set forth in this Agreement (that is not a Default under clause (i) and subject to any sole and exclusive remedy provided in this Agreement) and such breach is not cured within 30 days after written notice thereof has been delivered to such Party by the other Party; provided, however, that, except as otherwise provided for herein, in the case of such a breach of any covenant or agreement (other than a representation or warranty) that cannot be cured within such 30-day period with the exercise of reasonable due diligence, but is reasonably capable of being cured, such Party shall have an additional 30-day period to cure such breach for so long as such Party diligently pursues such cure, (iii) a Bankruptcy Event occurs with respect to such Party or (iv) with respect to Lessee, if during the Lease Term Lessee attempts to sell, assign, sublease, transfer, encumber, part with possession or sublet any item of the Equipment without Lessor’s prior written consent. During the continuation of a Default by the Defaulting Party, the other Party may terminate this Agreement upon the delivery of written notice thereof to the Defaulting Party, without prejudice to any remedy available hereunder, at law or in equity (but subject to any limitation on liability or sole and exclusive remedy under this Agreement). The termination of this Agreement shall not release or relieve any liability arising prior to, or as a result of, such termination (including any payment obligation hereunder), and the following provisions shall survive such termination: (i) Section 7, (ii) Sections 8-11 and 14-16, (iii) any limitation on liability, or sole and exclusive remedy limitation, under this Agreement and (iv) any other terms that by their nature are intended to survive termination. Upon the occurrence of any Default by Lessee, Lessor shall be entitled to (a) repossess the RPC Equipment through RPC Equipment Removal and Lessee shall permit the RPC Equipment Removal at Lessor’s request, (b) declare that all outstanding payments and all other charges due, under this Agreement are due and payable immediately, and that Lessor is entitled to such balance together with interest at the maximum rate per month permitted by Applicable Law from the date of notification to Lessor of such Default to the date of payment and (c) exercise any right pursuant to this Agreement and available in equity or Applicable Law. In the event of any RPC Equipment Removal, Lessee agrees to return the RPC Equipment to Lessor in the same condition as when delivered, ordinary wear and tear excepted, as contemplated for this type of RPC Equipment, subject to Lessor’s obligation to perform its Maintenance obligations, as set forth in this Agreement.

8.2 EXCEPT AS OTHERWISE PROVIDED IN SECTION 8.1, THE REMEDIES STATED IN THIS AGREEMENT ARE THE SOLE AND EXCLUSIVE REMEDIES OF EACH PARTY FOR THE LIABILITIES OF THE OTHER PARTY ARISING IN CONNECTION WITH THE EQUIPMENT OR THIS AGREEMENT AND ANY CLAIMS ARISING IN CONNECTION WITH THE EQUIPMENT OR THIS AGREEMENT SHALL BE BASED IN CONTRACT ON THE TERMS OF THIS AGREEMENT, AND NOT IN TORT OR UNDER STATUTE, REGARDLESS OF CAUSE (INCLUDING ANY JOINT, CONTRIBUTORY OR SOLE NEGLIGENCE OF EITHER PARTY); PROVIDED, HOWEVER, THAT THIS SECTION 8.2 SHALL NOT LIMIT LESSOR’S ABILITY TO ASSERT ANY LIEN IF LESSEE DOES NOT PAY ANY AMOUNT WHEN DUE IN ACCORDANCE WITH THIS AGREEMENT.

8.3 NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, (i) NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, PUNITIVE, CONSEQUENTIAL (OTHER THAN THE PROJECTED RENTAL PAYMENTS) OR EXEMPLARY DAMAGES, INCLUDING LOSS OF PROFIT, LOSS OF PRODUCTION, LOSS OF REVENUE OR USE, OR BUSINESS INTERRUPTION, REGARDLESS OF CAUSE (INCLUDING ANY JOINT, CONTRIBUTORY OR SOLE NEGLIGENCE OF SUCH PARTY) AND WHETHER ARISING IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE AND (ii) LESSOR’S LIABILITY FOR ANY AND ALL LOSSES INCURRED BY LESSEE ARISING OUT OF LESSOR’S PERFORMANCE OF ITS OBLIGATIONS HEREUNDER (WHETHER ARISING IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE) SHALL NOT EXCEED THE ORIGINAL VALUE.

8.4 Except with regard to a Party’s obligation to make any payment hereunder, each Party shall be excused from the performance of its obligations under this Agreement to the extent that such Party is unable to perform such obligations due to any Force Majeure or, in the case of Lessor, any Excusable Event, but only to the extent of such inability. If any Force Majeure renders either Party, or any Excusable Event renders Lessor, unable to perform its obligations under this Agreement, such Party shall give reasonable notice in writing after it has notice of such Force Majeure or Excusable Event, as applicable, to the other Party. In the case of a Party claiming any Force Majeure, such Party shall remedy the effects of such Force Majeure with reasonable dispatch; provided, however, that such Party shall not be required to use such reasonable dispatch to remedy any Force Majeure based upon any strike or lockout (the settlement of which shall be within the sole discretion of such Party).

8.5 Either Party may terminate this Agreement if the other Party has suspended its obligations hereunder for a continuous 60 or more days due to a Force Majeure and shall be entitled to recover costs incurred by such Party in performing its obligations hereunder.

9. Independent Contractor. Lessor shall be an independent contractor and not be an employee, agent, servant or representative of Lessee. Lessee shall not direct or control performance of duties and tasks by Lessor hereunder, it being understood that Lessee is interested in the results obtained and shall administer this Agreement to obtain compliance with the provisions hereof by Lessor. No joint venture or agency relationship is created by this Agreement.

10. Indemnity.

10.1 LESSOR SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS EACH LESSEE PARTY FROM AND AGAINST ANY LOSS (i) FOR PERSONAL OR BODILY INJURY, SICKNESS, DISEASE OR DEATH OF ANY PERSON, OR DAMAGE, DESTRUCTION OR LOSS OF ANY PROPERTY (INCLUDING THE EQUIPMENT) TO THE EXTENT CAUSED BY THE GROSSLY NEGLIGENT ACTS OR OMISSIONS OF ANY LESSOR PARTY UNDER THIS AGREEMENT (UNLESS CAUSED BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY LESSEE PARTY), (ii) THAT IS A FINE OR PENALTY IMPOSED BY ANY GOVERNMENTAL AUTHORITY FOR VIOLATION OF APPLICABLE LAW BY ANY LESSOR PARTY (UNLESS CAUSED BY A BREACH OF THIS AGREEMENT BY LESSEE OR THE WILLFUL MISCONDUCT OF ANY LESSEE PARTY), (iii) IN CONNECTION WITH LESSOR HAZARDOUS MATERIAL (INCLUDING THE DISCOVERY, EXISTENCE, RELEASE, REMEDIATION OR REMOVAL THEREOF OR EXPOSURE THERETO) (UNLESS CAUSED BY A BREACH OF THIS AGREEMENT BY LESSEE OR THE NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY LESSEE PARTY), (iv) IN CONNECTION WITH OR ARISING OUT OF ANY INTELLECTUAL PROPERTY CLAIM AND (v) ARISING OUT OF, OR IN CONNECTION WITH, ANY LESSOR PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

10.2 LESSEE SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS EACH LESSOR PARTY FROM AND AGAINST ANY LOSS (i) FOR PERSONAL OR BODILY INJURY, SICKNESS, DISEASE OR DEATH OF ANY PERSON, OR DAMAGE, DESTRUCTION OR LOSS OF ANY PROPERTY (INCLUDING THE EQUIPMENT) TO THE EXTENT CAUSED BY THE NEGLIGENT ACTS OR OMISSIONS OF ANY LESSEE PARTY UNDER THIS AGREEMENT (UNLESS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY LESSOR PARTY), (ii) THAT IS A FINE OR PENALTY IMPOSED BY ANY GOVERNMENTAL AUTHORITY FOR VIOLATION OF APPLICABLE LAW BY ANY LESSEE PARTY (UNLESS CAUSED BY A BREACH OF THIS AGREEMENT BY LESSOR OR THE WILLFUL MISCONDUCT OF ANY LESSOR PARTY), (iii) IN CONNECTION WITH ANY LESSEE HAZARDOUS MATERIAL (INCLUDING THE DISCOVERY, EXISTENCE, RELEASE, REMEDIATION OR REMOVAL THEREOF OR EXPOSURE THERETO) (UNLESS CAUSED BY A BREACH OF THIS AGREEMENT BY LESSOR OR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY LESSOR PARTY), (iv) IN CONNECTION WITH ANY USE OF ANY INTELLECTUAL PROPERTY OF LESSOR BY ANY LESSEE PARTY NOT PERMITTED IN THIS AGREEMENT AND (v) ARISING OUT OF, OR IN CONNECTION WITH ANY LESSEE PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

10.3 Lessee or Lessor, as the case may be (the “Indemnified Party”), shall give the indemnifying Party (the “Indemnifying Party”), prompt written notice of any matter of which it has knowledge and which has given or could reasonably be expected to give rise to a claim under this Section 10; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this Section 10 except to the extent the Indemnifying Party is materially prejudiced by such failure. If any Third Party shall notify an Indemnified Party in writing with respect to any matter that has given or could reasonably be expected to give rise to a claim under this Section 10 (a “Third-Party Claim”), the Indemnified Party shall promptly provide the Indemnifying Party with written notice thereof; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this Section 10 except to the extent the Indemnifying Party is materially prejudiced by such failure. Upon written notice to the Indemnified Party of a Third-Party Claim, the Indemnifying Party shall have the right to assume and control the defense (at its sole cost and expense) and settlement of such Third-Party Claim; provided, however, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned, or delayed) unless the judgment or proposed settlement (i) involves only the payment of money damages that will be completely paid by the Indemnifying Party, (ii) does not impose an injunction or other equitable relief upon the Indemnified Party, (iii) does not include a finding or admission of guilt or violation of Applicable Law and (iv) includes an unconditional release from all liability with respect to such Third-Party Claim by each claimant or plaintiff in favor of the Indemnified Party. If the Indemnifying Party is conducting the defense of any Third-Party Claim, the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the Indemnified Party, but the Indemnified Party, at its sole cost and expense, may retain separate counsel, and participate in the defense of such Third-Party Claim (it being understood that the Indemnifying Party will control such defense). If the Indemnifying Party has not assumed the defense of any Third-Party Claim within 20 Business Days after receipt of the applicable notice of such claim, the Indemnified Party may defend against such Third-Party Claim in any manner it may reasonably deem appropriate at the reasonable cost and expense of the Indemnifying Party, but the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement or compromise with respect to such Third-Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed).

10.4 With respect to any Intellectual Property Claim, if an injunction against Lessee’s use of the RPC Equipment or any part thereof results from such a claim (or, if Lessee reasonably believes such an injunction is likely), Lessor shall promptly, at its sole expense and in its sole discretion (and in addition to Lessor’s other obligations hereunder) either (i) use its commercially reasonable efforts to obtain for Lessee the right to continue using the RPC Equipment or (ii) replace or modify the Equipment so they become non-infringing but functionally equivalent (as determined by the Specifications).

10.5 If any Loss in this Section 10 is contingent upon or excused by the negligence or willful misconduct of a Party and such Party and the other Party are negligent or have willfully misconducted themselves with respect to such Loss, such Loss shall be allocated between the Parties in proportion to their respective degrees of negligence or willful misconduct, as applicable.

11. Confidentiality.

11.1 Unless otherwise agreed to in writing by Lessor and subject to Section 11.2 and Section 12, Lessee shall (i) keep any Confidential Information of Lessor strictly confidential and not disclose or reveal such Confidential Information to any Person (other than Lessee’s Representatives actively and directly participating in the matters contemplated by this Agreement or who need to know such Confidential Information in order to discharge Lessee’s duties to such party in connection with this Agreement or operate the RPC Equipment) and (ii) not use, and cause Lessee’s Representatives to not use, such Confidential Information for any purpose (other than in furtherance of the matters contemplated by this Agreement or as reasonably necessary for Lessee’s Representatives to discharge Lessee’s duties or enforce its rights in connection with this Agreement or to operate the RPC Equipment). Lessee shall cause its Representatives to comply with this Section 11 and shall be responsible for any violation of this Section 11 by its Representatives.

11.2 If Lessee is required under Applicable Law to disclose any Confidential Information of Lessor, Lessee shall provide Lessor with prompt written notice of such requirement and Lessee may so disclose such Confidential Information, but Lessee shall use commercially reasonable efforts to ensure that such Confidential Information that is so disclosed shall be accorded confidential treatment and shall only disclose that portion of such Confidential Information that is legally required to be disclosed by Lessee. Lessee may disclose Confidential Information of Lessor (other than Intellectual Property) to any actual or proposed, direct or indirect, investor, lender or credit rating agency or an actual or potential transferee of Lessee’s rights under this Agreement (or any of their respective advisors).

11.3 Lessee acknowledges and agrees that Lessor owns the license to the Intellectual Property for the Equipment, the Maintenance and RPC Equipment Removal, and to protect such Intellectual Property, unless otherwise agreed to by the Parties or Lessee otherwise abstains from such rights, Lessee shall not (and shall cause the other Lessee Parties to not): (i) decompile, reverse engineer, disassemble, unbundle, or make verbal or media translations of any part of the Equipment or otherwise reduce any part of the Equipment to a human perceivable form, or permit any other Person or machine to do so, (ii) copy, modify, adapt, translate, encumber, rent, lease, license, sublicense, loan, sell, resell, distribute, time-share, or create any derivative works related to any part of the Equipment, the Maintenance and Equipment Removal or any Intellectual Property therein, (iii) provide to any Person any equipment comprising any part of the Equipment, the Maintenance and Equipment Removal or any documentation relating to any design thereof, unless as reasonably required for operation of the Equipment or in connection with the sale of Lessee or its assets or (iv) remove any proprietary legends or copyright notices that may be contained in or on any part of the Equipment or any documentation relating to any design thereof. Notwithstanding anything to the contrary in this Agreement, unless otherwise agreed to by the Parties, no Lessee Party shall (i) have any right to any Intellectual Property of Lessor, (ii) disclose any such Intellectual Property (except as expressly permitted by this Agreement) or (iii) use any such Intellectual Property in connection with any equipment or otherwise, without the prior written approval of Lessor.

11.4 Any breach of this Section 11 may result in irreparable injury to Lessor or its Affiliates for which a remedy at law may be inadequate. In addition to any relief at law which may be available for such breach, and regardless of any other provision contained in this Agreement, Lessor shall be entitled to seek injunctive and other equitable relief in connection with any actual or threatened breach of this Section 11 (without the requirement to post any bond or other security).

11.5 The provisions of this Section shall survive any termination of the Lease Term or this Agreement.

12. Public Announcements. Subject to this Section 12, neither Party shall make any public announcement regarding this Agreement without the other Party’s prior written consent; provided, however, that either Party may make any public announcement, without consent, if required by Applicable Law or stock exchange rules. Notwithstanding anything to the contrary in Section 11 or 12, (i) each Party may, without consent, reasonably refer to this Agreement, the RPC Equipment or the Work Site and reasonably include photographs thereof in any experience list or other promotional material and (ii) Lessor may disclose the terms of this Agreement, its related documents and other matters generated by it to potential investors, broker-dealers, financial advisors and due diligence officers in connection with any syndicated offering.

13. Representations. Each Party represents and warrants to the other Party, as of the Effective Date, that (i) it is duly incorporated, organized or formed, as applicable, and existing and in good standing under its jurisdiction of incorporation, organization or formation, as applicable, and is duly qualified to do business under the laws of such jurisdiction and each other jurisdiction in which such qualification is required to perform its obligations under this Agreement, (ii) it has the full corporate, partnership or organizational, as applicable, power and authority to execute and deliver this Agreement and perform its obligations under this Agreement, (iii) this Agreement has been duly authorized, executed and delivered by it and is legally binding upon it (assuming that the other Party has duly executed and delivered this Agreement), enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, (iv) no insolvency, liquidation or bankruptcy proceeding has been instituted by or against such Party and such Party has not received notice of any such proceeding being threatened and (v) no action, litigation, suit, proceeding or investigation related to this Agreement or to the transactions contemplated hereby before or by any Governmental Authority is pending or, to such Party’s knowledge, threatened in writing, against such Party that individually or in the aggregate could reasonably be expected to result in any materially adverse effect on its ability to perform its obligations under this Agreement.

14. Notice. All notices, requests, or communications provided for or permitted to be given under this Agreement shall be in writing and given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery or transmitted via electronic mail to the addressee given for a Party as set forth below or such other addressee as such Party may specify by like notice to the other Party.

For Lessor:

Viva Wealth Fund I, LLC

2 Park Plaza Suite 800

Irvine CA 92614

For Lessee:

Viva Ventures Remediation

5220 Spring Valley, LL20

Dallas, Texas 75254

15. Miscellaneous. If any provision of this Agreement is partially or completely unenforceable pursuant to Applicable Law, such provision shall be deemed amended to the extent necessary to make it enforceable, if possible, and, if not possible, then such provision shall be deemed deleted. If any provision is so deleted or amended, then the remaining provisions hereof shall remain in full force and effect. There is no beneficiary to this Agreement (other than the Parties). Lessee shall not assign its rights or delegate its obligations under this Agreement without the prior written consent of Lessor. Any assignment or delegation of Lessee that is not in compliance with this Section 15 shall be void.

This Agreement shall be binding upon, and inure to the benefit of, each Party and its successors and permitted assigns. In the performance of each part of this Agreement, time shall be of the essence. Each party hereto acknowledges and agrees that the periods of time set forth in this Agreement for the performance contemplated hereunder are reasonable. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEVADA, WITHOUT GIVING EFFECT TO CHOICE OF LAW PRINCIPLES THEREOF THAT REQUIRE THE APPLICATION OF ANOTHER JURISDICTION’S LAWS. EACH PARTY CONSENTS TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE UNITED STATES FEDERAL OR STATE COURTS LOCATED IN SALT LAKE COUNTY, UTAH WITH RESPECT TO ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT; PROVIDED, HOWEVER, THAT ANY JUDGMENT FOR ANY SUCH DISPUTE, CONTROVERSY OR CLAIM MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON SUCH JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE, CONTROVERSY OR CLAIM BROUGHT IN ANY SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE, CONTROVERSY OR CLAIM IN ANY SUCH COURT. EACH PARTY HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT. This Agreement shall not be amended, waived or modified except in a written agreement executed by the Parties. The waiver by either Party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach hereof. No failure on the part of either Party to exercise any power, right or remedy under this Agreement, and no delay on the part of either Party in exercising any power, right or remedy under this Agreement, shall operate as a waiver of such power, right or remedy. This Agreement supersedes all prior discussions, understandings, representations, warranties and agreements between the Parties, and contains the entire agreement of the Parties, with respect to the subject matter hereof. This Agreement may be executed in separate counterparts and delivered by electronic means, each of which when so executed shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

16. Interpretations. As used in this Agreement and except as expressly provided for, or unless the context clearly provides otherwise, in this Agreement, (i) the terms “herein”, “herewith”, “hereunder” and “hereof” are references to this Agreement, taken as a whole, (ii) the terms “include”, “includes” and “including” shall mean “including, without limitation”, (iii) any reference to any Exhibit, Section or clause shall be to an Exhibit, Section or clause of this Agreement, (iv) any reference to an agreement, instrument or other document shall be a reference to such agreement, instrument or other document as modified, amended, supplemented and restated, (v) any reference to a Person includes its successors and permitted assigns, (vi) the singular shall include the plural and the plural shall include the singular, and the masculine shall include the feminine and neuter, and vice versa, (vii) “day” means a calendar day, (viii) any use of “or”, “either” or “any” shall not be exclusive, (ix) any reference to any Applicable Law is a reference to the same as it may have been, or may from time to time be, amended, modified or reenacted, (x) words or abbreviations that are used in Exhibit A, but are otherwise not defined in this Agreement, and that have a customary meaning within the United States construction and oil and gas industry shall have such meaning for purposes of Exhibit A and (xi) all monetary amounts are expressed in U.S. Dollars (US$). The headings set forth in any Exhibit or Section are for convenience and shall be disregarded when interpreting this Agreement. If any provision of the body of the Agreement conflicts with any provision of any Exhibit, they body of the Agreement shall control.

17. Successors and Assigns. This agreement is binding upon, and inures to the benefit of, the parties and their respective successors and assigns.

IN WITNESS WHEREOF, this Agreement has been executed as of the Effective Date.

LESSOR:

VivaWealth Fund I, LLC, a Delaware limited liability company

By:	/s/ Tom Lee
Name:	Tom Lee
Title:	Manager

LESSEE:

VivaVentures Remediation Corp., a Texas corporation

By:	/s/ James H Ballengee
Name:	James H Ballengee
Title:	CEO

SCHEDULE 1

RPC Unit	Single or Double Capacity RPC*	Date of Completion and Acceptance	Lessor’s Acknowledgement	Lessee’s Acknowledgement
VWRPC1
VWRPC2
VWRPC3
VWRPC4

*	If any RPC Unit is a double-capacity RPC then it will take the place of two RPC Units.

SCHEDULE 1

EXHIBIT A

RPC EQUIPMENT SPECIFICATIONS

The Equipment that is a single-capacity RPC must be fully operational and be able to sustain production specifications of at least 20 tons of material processed per hour for 24 hours per day for a continuous 7 day period.

The Equipment that is a double-capacity RPC must be fully operational and be able to sustain production specifications of at least 40 tons of material processed per hour for 24 hours per day for a continuous 7 day period.

EXHIBIT A

EXHIBIT B

WORK SITE DESCRIPTION

Location to be determined by the Lessee.

EXHIBIT B

EXHIBIT C

INSURANCE

1. Lessee covenants and agrees that Lessee will carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for, from and after the Equipment Completion Date and continuing until the Equipment is removed from the Work Site.

(a) Liability insurance in the Commercial General Liability form (including Broad Form Property Damage and Contractual Liabilities or reasonable equivalent thereto) covering the Equipment and Lessee’s use thereof against claims for bodily injury or death, property damage and product liability occurring upon, in or about the Work Site or any other location that Lessee operates the Equipment, such insurance to be written on an occurrence basis (not a claims made basis), to be in combined single limits amounts not less than $1,000,000 and to have general aggregate limits of not less than $2,000,000 for each policy year. The insurance coverage required under this Section 1(a) shall, in addition, extend to any liability of Lessee arising out of the indemnities provided for in Section 10 of the Agreement.

(b) Insurance covering the Equipment in an amount not less than 100% of its full replacement value.

(c) Workers Compensation and Employers Liability Policy covering Lessor’s employees, such insurance to be written in accordance with applicable State statutory coverage amounts.

(d) All policies of the insurance provided shall be issued in form reasonably acceptable to Lessor by insurance companies with a rating of not less than “A-” and financial size of not less than Class VIII, in the most current available “Best’s Insurance Reports”, and licensed to do business in the state in which the Work Site is located. Each and every such policy:

(i) shall name Lessor, and any other party reasonably designated by Lessor, as an additional insured. In addition, the coverage described in Section 1(b) above relating to the Equipment shall also name Lessor as “loss payee”;

(ii) shall be delivered to Lessor, in the form of an insurance certificate acceptable to Lessor as evidence of such policy, prior to the Equipment Completion Date and thereafter within 30 days prior to the expiration of each such policy, and, as often as any such policy shall expire or terminate. Renewal or additional policies shall be procured and maintained by Lessee in like manner and to like extent;

(iii) shall contain a provision that the insurer will give to Lessor and such other parties in interest at least 30 days’ notice in writing in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amounts of insurance; and

(iv) shall be written as a primary policy which does not contribute to and is not in excess of coverage which Lessor may carry.

(e) In the event that Lessee shall fail to carry and maintain the insurance coverages set forth in this Section 1, Lessor may upon 30 days’ notice to Lessee (unless such coverages will lapse in which event no such notice shall be necessary) procure such policies of insurance and Lessee shall promptly reimburse Lessor therefor.

EXHIBIT C

2. Lessor covenants and agrees that from and after the Effective Date and continuing until the Equipment Completion Date, Lessor will carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for from and after the Effective Date and continuing until the Equipment Completion Date:

(a) Liability insurance in the Commercial General Liability form (including Broad Form Property Damage and Contractual Liabilities or reasonable equivalent thereto) covering the Equipment and Lessor’s handling thereof against claims for bodily injury or death, property damage and product liability, such insurance to be written on an occurrence basis (not a claims made basis), to be in combined single limits amounts of not less than $1,000,000 and to have general aggregate limits of not less than $2,000,000. The insurance coverage required under this Section 2(a) shall, in addition, extend to any liability of Lessor arising out of the indemnities provided for in Section 10 of the Agreement.

(b) Insurance covering the Equipment in an amount not less than 100% of its full replacement value.

(c) Workers Compensation and Employers Liability Policy covering Lessor’s employees, such insurance to be written in accordance with applicable State statutory coverage amounts.

(d) All policies of the insurance provided for shall be issued in form reasonably acceptable to Lessee by insurance companies with a rating of not less than “A-” and financial size of not less than Class VIII, in the most current available “Best’s Insurance Reports”, and licensed to do business in the state in which the Work Site is located. Each and every such policy:

(i) shall name Lessee, and any other party reasonably designated by Lessee, as an additional insured;

(ii) shall contain a provision that the insurer will give to Lessee and such other parties in interest at least 30 days’ notice in writing in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amounts of insurance; and

(iii) shall be written as a primary policy which does not contribute to and is not in excess of coverage which Lessee may carry.

(e) In the event that Lessor shall fail to carry and maintain the insurance coverages set forth in this Section 2, Lessee may upon 30 days’ notice to Lessor (unless such coverages will lapse in which event no such notice shall be necessary) procure such policies of insurance and Lessor shall promptly reimburse Lessee therefor.

Notwithstanding anything to the contrary contained in the Agreement, Lessor and Lessee hereby waive any rights each may have against the other on account of any loss or damage occasioned to Lessor or Lessee, as the case may be, their respective property, the Equipment, or to the other portions of the Work Site, arising from any risk covered by “Special Form” fire and extended coverage insurance of the type and amount required to be carried hereunder, provided that such waiver does not invalidate such policies or prohibit recovery thereunder. The parties hereto shall cause their respective insurance companies insuring the property of either Lessor or Lessee against any such loss, to waive any right of subrogation that such insurers may have against Lessor or Lessee, as the case may be.

EXHIBIT C

EXHIBIT D

CERTIFICATE OF COMPLETION

Viva Wealth Fund I, LLC, a Nevada limited liability company (“Lessor”) has delivered this Certificate of Completion to [____________], a [____________] (“Lessee”) as of [____________], 20[__], pursuant to the terms of Section 6 of the Equipment Lease Agreement between Lessor and Lessee, dated as of [____________], 20[__] (the “Agreement”).

Capitalized terms used, but not otherwise defined, herein have the meanings set forth in the Agreement.

Lessor and Lessee acknowledge and agree that Equipment Completion has occurred in accordance with the Agreement as of the date first written above.

LESSOR:

VivaWeath Fund I, LLC, a Nevada limited liability company

By:	/s/ Tom Lee
Name:	Tom Lee
Title:	Manager

LESSEE:

VivaVentures Remediation Corp., a Texas corporation

By:
Name:	James H Ballengee
Title:	CEO

EXHIBIT D